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Exhibit 10.24

SUPPLEMENT No. 1
TO
AGREEMENT

        This Supplement No. 1 (the "Supplement") to the Agreement dated as of June 1, 2003 (the "Agreement") by and between Merisant Company, a Delaware corporation (the "Company"), and Arnold W. Donald ("Donald") is made as of Sept. 17, 2004.

        WHEREAS, the Company and Donald entered into the Agreement in order set forth the terms under which Donald would provide services to the Company as its Chairman.

        WHEREAS, in connection with the initial public offering (the "Offering") of the income deposit securities of Merisant Worldwide, Inc., the parent company of the Company ("MWI"), and related corporate governance changes being undertaken by MWI and the Company, Donald has agreed to step down as Chairman of the Company and a member of the Board of Directors of the Company as of the date of the consummation of the Offering (the "Closing Date").

        WHEREAS, in recognition of Donald's service to the Company and his agreement to step down as Chairman of the Company and a member of the Board of Directors of the Company and his continued availability to the Company for purposes of consultation from time to time as set forth in Section 1, the Company desires to provide to Donald the compensation set forth in Section 3 of the Agreement and to otherwise provide that Donald shall be entitled to certain other items, as contemplated by the Agreement, from and after the Closing Date to the end of the Term.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

        1.     Donald hereby agrees to resign as Chairman of the Company and a member of the Board of Directors of the Company, MWI and each subsidiary of the Company effective as of the Closing Date and, thereafter for the remainder of the Term to provide consulting services to the Company from time to time as reasonably requested by the Company. Such services shall be provided by Donald as an independent contractor.

        2.     Effective as of the Closing Date and upon his resignation as Chairman of the Company and a member of the Board of Directors of the Company, during the remainder of the Term Donald shall be entitled to the Base Compensation, office, administrative assistant and expense reimbursements (other than reimbursements for expenses incurred by him in the performance of services as active Chairman, as he will not be providing such services) provided in Section 3 of the Agreement through and including the end of the Term, whether or not he is serving as Chairman of the Company; provided that, upon the death of Donald, the provisions of Section 4(a) of the Agreement shall govern.

        3.     Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Agreement.

        4.     (a)  The terms and provisions of the Agreement, as supplemented hereby, shall remain in full force and effect, except that any notice to the Company shall be sent to:

Merisant Company 10 South Riverside Plaza Suite 850 Chicago, Illinois 60606 Attention: General Counsel

                (b)  This Supplement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                (c)  Any dispute, controversy or claim that arises out of or relates to this Supplement will be resolved in accordance with the procedures described in Section 9 of the Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Supplement as of the date first written above.

MERISANT COMPANY
By:	/s/ WARREN B. GRAYSON Vice President, General Counsel
/s/ ARNOLD W. DONALD Arnold W. Donald

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  Exhibit 10.24